                                                                      EXHIBIT 21


         Information relating to certain of the subsidiaries of Banknorth Group, Inc. as of December 31, 2000 is set forth below. All of the indicated subsidiaries are directly or indirectly wholly-owned by Banknorth Group, Inc.


    Direct Subsidiaries:

           NAME                                   JURISDICTION OF INCORPORATION
           ----                                   -----------------------------
    Peoples Heritage Bank, NA                     United States
    Bank of New Hampshire, NA                     United States
    First Massachusetts Bank, NA                  United States
    The Howard Bank, NA                           United States
    Franklin Lamoille Bank, NA                    United States
    First Vermont Bank, NA                        United States
    Evergreen Bank, NA                            United States
    The Stratevest Group, NA                      United States
    Peoples Heritage Capital Trust I              Delaware
    Banknorth Capital Trust I                     Delaware
    North Group Realty, Inc.                      Vermont

    Indirect Subsidiaries:

            NAME                                  JURISDICTION OF INCORPORATION
            ----                                  -----------------------------

    Heritage Investment Planning
    Group, Inc. (1)(2)                            Maine
    Banknorth Leasing Corp. (1)                   Maine
    Morse Payson & Noyes Insurance (1)(3)         Maine



--------------------------

(1) Subsidiary of Peoples Heritage Bank, NA.
(2) Holds as a subsidiary First Massachusetts Insurance Agency, Inc., a Massachusetts corporation.
(3) Holds as a subsidiary Catalano Insurance Agency, Inc. and Arthur A. Watson & Co., Inc., a Massachusetts and a Connecticut corporation, respectively.